                                                                  EXHIBIT 10(an)

                      CONFIDENTIAL SETTLEMENT AGREEMENT AND
                              RELEASE OF ALL CLAIMS

      This Confidential Settlement Agreement and Release of all Claims (hereinafter "Agreement") is entered into on this 13th day of April, 2005, by, between and among C. Alan Marsh, a resident of Florida ("Alan Marsh"), Watson-Wyatt & Company, a Delaware corporation ("Watson-Wyatt"), and Marsh Supermarkets, Inc., an Indiana corporation with its principal place of business in Hamilton County, Indiana (the "Company");

      WHEREAS, Alan Marsh filed a lawsuit against the Company in the United States District Court for the Southern District of Indiana, Indianapolis Division, entitled C. Alan Marsh v. Marsh Supermarkets, Inc., Case No. 1:04-CV-1407-SEB-VSS (the "Lawsuit"); and

      WHEREAS, the Company has filed a counterclaim against Alan Marsh and a third-party complaint against Watson-Wyatt in the Lawsuit; and

      WHEREAS, the parties have agreed to compromise and settle all claims and counterclaims which were asserted or could have been asserted in the Lawsuit, together with other matters as enumerated herein, in order to avoid the expense, inconvenience and delay of further litigation; and

      NOW, THEREFORE, Alan Marsh, Watson-Wyatt, and the Company, in consideration of the mutual covenants herein and the exchange of valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree to the foregoing and as follows:

      1. The Company shall pay to Alan Marsh on April 4, 2005, an amount equal to the greater of (a) Nine Hundred Eighty-Five Thousand Seven Hundred Eighty-Four Dollars and

Sixty-Eight Cents ($985,784.68), or (b) the then current cash surrender value of the two split-dollar life insurance policies identified in the Lawsuit (the "Insurance Policies").

      2. Within thirty (30) days after the Company receives a letter from Alan Marsh's accountant certifying the estimated total federal income tax liability that Alan Marsh will incur as a result of the payment to him of the cash sum identified in paragraph 1 above, plus a "gross up" for the additional tax liability that Alan Marsh will incur as a result of the Company's payment of that estimated federal income tax liability pursuant to this paragraph 2 (collectively, the "Estimated Income Tax Liability"), the Company shall pay to Alan Marsh an amount equal to the Estimated Income Tax Liability. Alan Marsh shall cause his accountant to deliver the letter referenced in this paragraph 2 on or before May 31, 2005.

      3. Within thirty (30) days after the Company receives an itemized statement of the actual attorneys' and accountants' fees incurred by Alan Marsh in connection with the Lawsuit, the Company shall pay to Alan Marsh that amount, which will not exceed the sum of Fifty Thousand Dollars ($50,000.00). Said itemized statement shall be delivered to the Company on or before June 15, 2005.

      4. The payments provided for in paragraphs 1 through 3 above shall be made by wire transfer as directed by Alan Marsh.

      5. Beginning with the payment due on or about March 24, 2005, the periodic payments to which Alan Marsh is entitled under the Supplemental Employee Retirement Plan referred to in paragraph 11 of the Consulting Agreement between Alan Marsh and the Company dated October 9, 1998 (the "Consulting Agreement") shall be reduced from Eight Thousand

Three Hundred Thirty Dollars ($8,330.00) to Six Thousand Seven Hundred Twenty-Four Dollars and Eighty-Seven Cents ($6,724.87).

      6. Watson-Wyatt shall pay to the Company the sum of Thirty-Two Thousand Eight Hundred and Forty Dollars ($32,840.00) on or before April 11, 2005.

      7. The parties acknowledge that strict confidentiality is of the essence of this Agreement, and that Watson-Wyatt and the Company would suffer immediate and irreparable harm in the event of any breach of that confidentiality. The Parties, their attorneys, and their agents, will keep completely confidential the settlement amount and the terms of this Agreement, and will not disclose, directly or indirectly, any such information to any person or entity whatsoever; provided that the Company may make any and all disclosures required by or appropriate under any applicable statute, law, or regulation; provided further that Alan Marsh may disclose such information to his spouse and his tax and/or estate planning advisor(s) and attorney(s) (hereinafter "Professionals") for the limited purpose of obtaining advice or counseling as may be necessary; provided further that in the event that Alan Marsh makes such limited disclosure to his spouse or Professionals, Alan Marsh shall affirmatively instruct and require them to abide strictly by the conditions of confidentiality imposed hereunder; provided further that in the event Alan Marsh, his spouse or Professionals are asked about the Lawsuit, its resolution, or its subject matter, such persons are authorized to divulge only that the Lawsuit has been resolved. Likewise, if any inquiry is made of the Company about the Lawsuit by any person or entity to whom or which the Company is not obliged by statute, law, or regulation to make disclosures, the Company will divulge only that the Lawsuit has been resolved. The undersigned attorney(s) also agree to be bound by this confidentiality clause, but shall not be responsible for any separate breaches by their respective clients.

      8. The parties agree not to do or say anything concerning the Lawsuit or the matters which are the subjects of the Lawsuit which would portray the other party in a negative or poor light, except that any truthful response by any party as may be required in legal or statutory proceedings shall not be deemed a breach of this Agreement.

      9. Effective upon payment of the amount set forth in paragraph 1 through 3 above, Alan Marsh and the Company each release one another and each of its or his present and past respective shareholders, owners, officers, directors, successors, assigns, parents, subsidiaries, affiliates, members, managers, employees, attorneys, advisors, representatives and agents of any kind (all of them individually and in such official capacities as each may hold), and each of their respective heirs, executors, administrators, successors, and assigns, from any and all claims, rights, contracts, actions, causes of action, demands, debts, obligations and remedies, of any kind or character, at law or in equity, whether known or unknown, accrued or yet to accrue, direct or derivative, which they may have had or have now. Notwithstanding the foregoing, this release shall not affect the parties' obligations under this Agreement, including the Company's obligations to make SERP payments as set forth in paragraph 5 above; nor shall this release otherwise affect, subtract from, or add to either the provisions of the Deferred Benefit Trust for Marsh Supermarkets, Inc with Irwin Union Bank and Trust Company dated December 4, 1998, or the provisions of Paragraphs 2, 9, 11(a), or 11(b) of the Consulting Agreement.

      10. Watson-Wyatt, the Company, and Alan Marsh each release one another and each of its present and past respective shareholders, owners, officers, successors, assigns, parents, affiliates, subsidiaries, members, managers, attorneys, advisers, representatives and agents of any kind (all of them individually and in such official capacities as each may hold), and each of their respective heirs, executors, administrators, successors and assigns, from any and all claims, demands, causes of action, debts, obligations, and remedies, of any kind or character, at law or in equity, whether known or unknown, accrued or yet to accrue, direct or derivative, which arise out of or relate to the allegations in the Lawsuit, including any and all claims involving allegations of acts or omissions of Watson-Wyatt with respect to services for, provided to, or to be provided to Alan Marsh, or with respect to Alan Marsh or his benefits or compensation.

      11. The parties are entering into this Agreement as a result of arms-length negotiations to avoid the risk and expense of protracted litigation. The parties recognize and acknowledge that this Agreement does not constitute and shall not be construed as an admission of any acts of misconduct, or negligence by any of the parties. The parties do not admit, and in fact specifically deny, any wrongdoing, liability, or culpability arising out of, related to, or connected with the Lawsuit. The parties acknowledge that they subsequently may discover facts in addition to or different from those that they now know or believe to be true with respect to the Lawsuit, and that they may have sustained or may yet sustain damages, costs, or expenses that are presently unknown and that relate to the Lawsuit. The parties acknowledge, however, that they have negotiated, agreed upon, and entered into this Agreement in light of that situation. To the extent allowed by law, the parties waive any and all rights which they may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected as of the effective date of this Agreement.

      12. Within (7) days of Alan Marsh's receipt of the payments provided for in paragraphs 1 through 3 above, the parties will file with the Court a proposed order of dismissal, with prejudice, in the form appended hereto as Exhibit "A."

      13. In the event that it is determined that a party has breached his or its obligation(s) under this Agreement, the breaching party shall be liable for all damages caused by the breach, including but not limited to reasonable attorney's fees and expenses; provided that this provision shall not limit or restrict the recoverability of damages under state or federal law or as provided by other provisions of this Agreement.

      14. Alan Marsh represents and warrants to the Company that there are no liens or claims upon the claims pursued in the Lawsuit or which could have been pursued by Alan Marsh in the Lawsuit. Alan Marsh further represents and warrants to the Company that he is the sole owner of and has not sold, pledged, assigned, granted, or otherwise transferred the claims described in the Lawsuit or which could have been pursued by Alan Marsh against the Company in the Lawsuit.

      15. This Agreement is governed by and shall be construed, interpreted, and enforced by Indiana law. Exclusive jurisdiction and venue over any and all disputes arising out of or in connection with this Agreement shall be in Marion County, Indiana, or in the United States District Court for the Southern District of Indiana, Indianapolis Division.

      16. No waiver of any term or condition contained in this Agreement shall be effective unless made or confirmed in writing by the person or entity alleged to have waived the right. Unless that writing expressly states otherwise, no such waiver shall be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

      17. The parties and their respective counsel mutually contributed to the preparation of, and have had the opportunity to review and revise this Agreement. Accordingly, no provision of this Agreement shall be construed against any party because that party, or its counsel, drafted the provision. This Agreement and all of its terms shall be construed equally as to all parties.

      18. Each party represents and warrants to the other party that this Agreement embodies the entire understanding and agreement between and among the parties, supersedes all prior agreements and understandings, if any, between and among the parties, and no other representations, agreements, arrangements, or understandings, oral or written, concerning the subject matter of this Agreement, which are not expressed in this Agreement, exist between or among the parties.

      19. Should any portion of this Agreement be declared or be determined to be illegal, invalid, or unenforceable, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

      20. Each party executing this agreement represents and warrants that he or she is duly authorized to execute the Agreement on behalf of the party he or she purports to represent.

      21. Each party represents and warrants that there are no actions, proceedings or investigations pending, nor is any such action, proceeding or investigation threatened, which would challenge the validity of this Agreement, the validity of the transfers contemplated hereunder, or any of the actions or transactions contemplated by this Agreement; and that he or it has not entered into any arrangement or agreement which limits his or its ability to consummate the transactions contemplated by this Agreement. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with or fulfillment of the terms and provisions of this Agreement will (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or any event creating rights of termination or cancellation under any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which he or it is a party, subject to or by which he or it is bound, or any statutes, other law or regulatory provision affecting him or it, or (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, except as the Company may be required by statute, law, or regulation to do so.

      22. The parties represent and acknowledge that they have consulted with their attorneys prior to executing this Agreement, and that they had a reasonable amount of time in which to consider this Agreement.

      23. This Agreement may be executed by facsimile signature and in any number of counterparts, each of which will be deemed an original document, but all of which will constitute a single document, provided, however, that this Agreement shall not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this Agreement has been executed by each party and a copy thereof delivered via facsimile to each party to this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement individually and with approval of their attorneys, whose names appear herein. By executing this Agreement, each party stipulates, agrees, and warrants as follows:

            (i)   that the terms of this Agreement are reasonable;

            (ii) that the person executing this Agreement has consulted with an attorney prior to executing this Agreement, that the party has thoroughly discussed all aspects of this Agreement with his attorneys, and THAT THE PARTY HAS CAREFULLY READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT AND IS VOLUNTARILY ENTERING INTO THIS AGREEMENT;

            (iii) that the person executing this Agreement will not challenge or contest in any way the capacity or authority of any party hereto to enter into this Agreement; and

            (iv) that the person executing this Agreement has the necessary and appropriate authority and capacity to execute this Agreement and to make this Agreement fully binding upon and enforceable against himself or the entity he represents.

                                                    /s/ C. Alan Marsh
____________________                                ----------------------------
Dated                                               C. Alan Marsh

APPROVED AS TO FORM
AND SUBSTANCE:

/s/ Linda L. Pence
---------------------------
Linda L. Pence
R. C. Richmond, III
Attorneys for C. Alan Marsh

                                                  WATSON-WYATT & COMPANY

April 8, 2005
Dated                                             By: /s/ John J. Haley
                                                      --------------------------
                                                  Its  Associate General Counsel
                                                        & Assistant Secretary

APPROVED AS TO FORM
AND SUBSTANCE:

/s/  Gary J. Dankert
-------------------------
Gary J. Dankert
Attorney for Watson-Wyatt
& Company

                                                  MARSH SUPERMARKETS, INC.
April 4, 2005
Dated                                             By: /s/ Charles R. Clark
                                                      --------------------------
                                                  Its: Chairman, Audit Committee

APPROVED AS TO FORM
AND SUBSTANCE:

/s/  Daniel C. Emerson
---------------------------------------
Daniel C. Emerson
Judy L. Woods
Jeffrey A. Gaither
Attorneys for Marsh Supermarkets, Inc.